Exhibit 23 (i)

Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108 t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 764-5480
t E-MAIL changgpark@gmail.comt

March 22, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-11/A Amendment No. 2 of our report dated August 25, 2010 relating to the financial statements as of January 31, 2010 of HOMEOWNUSA, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement

Very truly yours,

/s/ Chang G. Park
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board